EXHIBIT 99.1

TOMI Environmental Announces $5.0 Million Registered Direct Offering Priced At-The-Market under Nasdaq Rules

FREDERICK, Md., Sept. 27, 2021 (GLOBE NEWSWIRE) -- TOMI Environmental Solutions, Inc.® (the “Company”) (NASDAQ: TOMZ), a global company specializing in disinfection and decontamination, today announced that it has entered into definitive agreements with several institutional investors for the issuance and sale of 2,869,442 shares of its common stock in a registered direct offering priced at-the-market under Nasdaq rules. Additionally, the Company has also agreed to issue to the investors unregistered warrants to purchase up to an aggregate of 1,434,721 shares of common stock in a concurrent private placement. The combined purchase price for one share of common stock and a warrant to purchase one half of one share of common stock is $1.7425. The warrants have an exercise price of $1.68 per share and are exercisable immediately upon issuance for a period of five years. The closing of the offering is expected to occur on or about September 29, 2021, subject to the satisfaction of customary closing conditions.

H.C. Wainwright & Co. is acting as the exclusive placement agent for the offering.

The gross proceeds to the Company from the offering are expected to be approximately $5.0 million. The Company currently intends to use the net proceeds from the offering for sales and marketing expenses associated with the Company’s products, advertising, purchase of inventory and other general corporate purposes.

The shares of common stock described above (but not the warrants or the shares of common stock underlying the warrants) are being offered and sold by the Company in a registered direct offering pursuant to a "shelf" registration statement on Form S-3 (Registration No. 333-249850), including an accompanying prospectus previously filed with the Securities and Exchange Commission (the "SEC") on November 4, 2020 and declared effective by the SEC on November 13, 2020. The offering of the shares of common stock will be made only by means of a prospectus supplement that forms a part of the registration statement. A final prospectus supplement and accompanying prospectus relating to the offering of the shares of common stock will be filed with the SEC and will be available on the SEC's website located at http://www.sec.gov. Electronic copies of the prospectus supplement and the accompanying prospectus, when available, may also be obtained by contacting H.C. Wainwright & Co., LLC at 430 Park Avenue, 3rd Floor, New York, NY 10022, by phone at (212) 856-5711 or e-mail at placements@hcwco.com.

The warrants issued in the concurrent private placement and shares of common stock underlying the warrants are being offered in a private placement under Section 4(a)(2) of the Securities Act of 1933, as amended (the "Act"), and Regulation D promulgated thereunder and, along with the shares of common stock underlying the warrants, have not been registered under the Act, or applicable state securities laws. Accordingly, the warrants and underlying shares of common stock may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Act and such applicable state securities laws.

1

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or other jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

TOMI™ Environmental Solutions, Inc.: Innovating for a safer world®

TOMI™ Environmental Solutions, Inc. (NASDAQ: TOMZ) is a global decontamination and infection prevention company, providing environmental solutions for indoor surface disinfection through the manufacturing, sales and licensing of its premier Binary Ionization Technology® (BIT™) platform. Invented under a defense grant in association with the Defense Advanced Research Projects Agency (DARPA) of the U.S. Department of Defense, BIT™ solution utilizes a low percentage Hydrogen Peroxide as its only active ingredient to produce a fog of ionized Hydrogen Peroxide (iHP™). Represented by the SteraMist® brand of products, iHP™ produces a germ-killing aerosol that works like a visual non-caustic gas.

TOMI products are designed to service a broad spectrum of commercial structures, including, but not limited to, hospitals and medical facilities, cruise ships, office buildings, hotel and motel rooms, schools, restaurants, meat and produce processing facilities, military barracks, police and fire departments, and athletic facilities. TOMI products and services have also been used in single-family homes and multi-unit residences.

TOMI develops training programs and application protocols for its clients and is a member in good standing with The American Biological Safety Association, The American Association of Tissue Banks, Association for Professionals in Infection Control and Epidemiology, Society for Healthcare Epidemiology of America, America Seed Trade Association, and The Restoration Industry Association.

For additional information, please visit http://www.tomimist.com/ or contact us at info@tomimist.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements that are based on current expectations, estimates, forecasts and projections of future performance based on management’s judgment, beliefs, current trends, and anticipated product performance. These forward-looking statements include, without limitation, statements relating to the closing of the offering, the gross proceeds to the Company from the offering and the use of proceeds from the offering. Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those contained in the forward-looking statements. These factors include, but are not limited to, market and other conditions, the general business and economic conditions and other risks as described in our SEC filings, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed by us with the SEC and other periodic reports we filed with the SEC. The information provided in this document is based upon the facts and circumstances known at this time. Other unknown or unpredictable factors or underlying assumptions subsequently proving to be incorrect could cause actual results to differ materially from those in the forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance, or achievements. You should not place undue reliance on these forward-looking statements. All information provided in this press release is as of today’s date, unless otherwise stated, and we undertake no duty to update such information, except as required under applicable law.

INVESTOR RELATIONS CONTACT

John Nesbett/Jennifer Belodeau

IMS Investor Relations

jnesbett@imsinvestorrelations.com

2